NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Natalie S. Hairston, ENGlobal +281-878-1000 ir@ENGlobal.com

ENGlobal Reschedules Earnings Announcement

HOUSTON, TX, March 21, 2012 – ENGlobal Corporation (NASDAQ: ENG), a leading provider of energy-related project delivery solutions, announced today that it has rescheduled the announcement of its fourth quarter and fiscal year 2011 results originally scheduled for March 22, 2012 in order to provide management additional time to complete its Annual Report on Form 10-K.

ENGlobal's fourth quarter and fiscal year 2011 earnings announcement is scheduled for issuance before market on March 30, 2012.  Likewise, the Company's Annual Report on Form 10-K for the same period is expected to be filed on or before March 30, 2012.

To participate in the conference call, please dial (877) 711-4010 (Domestic) or (706) 643-4549 (International), and enter the Conference ID #60232339 approximately 10 minutes before the scheduled start time and request the "ENGlobal Fourth Quarter and Fiscal Year 2011 Earnings Call." If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Friday, April 13, 2012. The replay can be accessed by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International), Conference ID #60232339.

The call will be webcast live at www.ENGlobal.com in the Investor Relations section, and an audio archive will be available on the Company's website within two hours after the call concludes. The complete earnings release will be located in the Investor Relations section of the website on the News page.

About ENGlobal
ENGlobal (NASDAQ: ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Automation, and Field Solutions. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal’s Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber security and heat tracing projects. The Field Solutions segment provides project management and staffing for right-of-way and site acquisition, inspection, permitting, regulatory, and legislative outreach. ENGlobal has approximately 2,000 employees in 11 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company's ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company's ability to successfully and profitably integrate acquisitions; and (3) the successful financial performance of each business unit.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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